Andrew Completes Sale of Satellite Communications Business
To Resilience Capital Partners

HICKORY, NC, January 31, 2008—Andrew Corporation, the CommScope, Inc. subsidiary that is a global leader in communications systems and products, has completed the sale of its Satellite Communications business to Resilience Capital Partners, a Cleveland, Ohio-based private equity firm.

The former Andrew Satellite Communications business will be operated as a newly-formed, independent company called ASC Signal Corporation.  The new company will continue operations from its current major facilities in the United States, Canada, the United Kingdom, Germany and select regional locations around the globe. Its headquarters will be in Garner, North Carolina.  In addition, Andrew will own a minority 17.9 percent share of ASC Signal and provide certain transition support services to the new company.

“We are excited and optimistic about the future of ASC Signal under the new Resilience ownership,” said Bassem Mansour, managing partner, Resilience Capital Partners. “From the onset, the transition will appear seamless and should minimize any risk of disruption to customers, suppliers and our employees.”

At closing, Andrew received $8.5 million in cash and a $2.5 million note from ASC Signal that will mature in 39 months.  In addition, Andrew expects to receive an additional $2.5 million note upon completion of certain manufacturing asset transfers to an ASC Signal facility. The company also may receive up to an additional $25 million in cash after three years, based upon ASC Signal’s achievement of certain financial targets.

ASC Signal Corporation is a leading global manufacturer of antennas and radio frequency electronics for enterprise and consumer satellite communication applications. ASC Signal designs and builds products that cover C, Ku, K, X, and the emerging Ka band frequency platforms. The extensive range of products include type-approved earth station antenna hubs and gateways for broadband and broadcast; complete VSAT outdoor units (antennas, transceiver electronics and installation mounts) for consumer broadband and enterprise networks providing the “last mile” connectivity to customers for virtual private networks, internet access and rural telecommunications; vehicle mounted communications-on-the-pause antenna solutions for disaster management and oil/gas exploration; tactical MilSatCom, air traffic control and weather radar, high frequency and troposcatter antenna systems for government and defense applications; direct-to-home antennas and electronics for home satellite television entertainment systems; and complete installation, testing, and value-added services.

About Resilience Capital Partners

Resilience Capital Partners is a private equity firm, with offices in Cleveland, Ohio and Detroit, Michigan, focused on investing in underperforming, turnaround situations and non-core divisions of larger corporations. Resilience’s investment strategy is to acquire middle-market companies that have solid fundamental business prospects, but have suffered from a cyclical industry downturn, are under-capitalized, or have less than adequate management resources. Resilience typically acquires companies with revenues of $25 million to $250 million. Since its inception in 2001, Resilience has acquired 15 companies with combined revenues in excess of $1 billion.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew Wireless Solutions® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

END

News Media Contact:
Bassem Mansour, Resilience Capital Partners
+1 216-292-4748

Rick Aspan, CommScope
+1 708-236-6568 or publicrelations@andrew.com

Investor Contact:
Phil Armstrong, CommScope
+1 828-323-4848

The statements in this press release that use such words as "expect", "should", believe", "may", "intend" and similar expression are intended to identify forward looking statements.  These forward looking statements are based on information currently available to management and management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected, including the ability of ASC Signal to repay its notes when due and its ability to achieve the financial targets necessary for Andrew to earn additional cash payments.  For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission.  In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.